EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 15, 2014, by and between Carolina Bank, a North Carolina-chartered bank (the “Bank”), and John Richard Spiker II (the “Employee”).

Statement of Purpose

WHEREAS the Bank desires to employ Employee as its Executive Vice President and Senior Loan Officer and Employee desires to accept such employment, on the terms and conditions set forth in this Agreement;

WHEREAS Employee acknowledges and agrees that through his association with the Bank as an employee, he will acquire a considerable amount of knowledge and goodwill with respect to the business of the Bank, which knowledge and goodwill are highly valuable to the Bank and which would be detrimental to the Bank if used by Employee to compete with the Bank;

WHEREAS the Bank wishes to protect its investment in its business, employees, customer relationships, and confidential information, by requiring Employee to abide by certain restrictive covenants regarding confidentiality and other matters, each of which is an inducement to the Bank to employ Employee; and

WHEREAS the Bank and Employee desire to enter into this Agreement also to provide Employee with security in the event of a change in control in the Bank or its parent holding company, Carolina Bank Holdings, Inc. (“Holdings”), and to insure the continued loyalty of Employee during any such change in control in order to maximize shareholder value as well as the continued safe and sound operation of the Bank,

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Employment; Position and Duties. The Bank hereby agrees to employ Employee, and Employee hereby agrees to accept such employment, upon the terms and conditions stated herein. As an officer of the Bank, Employee will (i) serve as Executive Vice President and Senior Loan Officer of the Bank, and (ii) have such other duties and responsibilities as are customary for persons in Employee’s position with the Bank or as shall otherwise be reasonably assigned to him from time to time by the Bank. Employee will faithfully and diligently discharge his duties and responsibilities under this Agreement in compliance with the Bank’s policies and procedures and applicable laws and regulations that apply to the Bank’s business. Employee agrees to devote his full business time to discharge his duties hereunder, and, for so long as employment hereunder continues, Employee shall not engage in any other occupation which requires a significant amount of Employee’s personal attention during the Bank’s regular business hours or which otherwise interferes with Employee’s attention to or performance of his duties and responsibilities as an officer of the Bank hereunder, except with the prior written consent of the Bank. However, nothing herein contained shall restrict or prevent Employee from personally, and for Employee’s own account, trading in stocks, bonds, securities, real estate or other forms of investment for Employee’s own benefit so long as said activities do not interfere with Employee’s attention to or performance of his duties and responsibilities as an officer of the Bank hereunder.

2.                  Compensation and Benefits. As compensation for the services to be rendered by Employee under this Agreement, the Bank will provide the following compensation and benefits during Employee’s employment hereunder.

(a)               Base Salary. The Bank will pay to Employee a base salary (the “Base Salary”) at an annual rate of ___________________ Dollars ($172,500) payable in equal installments in accordance with the Bank’s customary payroll practices as in effect from time to time. The Base Salary will be reviewed by the Board of Directors of the Bank (the “Board”) or a designated committee thereof no less than annually, and may be increased from time to time in the sole discretion of the Board.

(b)               Annual Bonus. Employee will be eligible to receive an annual discretionary bonus based upon such criteria, and in such amount, as the Board (or a designated committee thereof) may determine in its sole discretion. The Annual Bonus for any given year will be payable between January 1 and March 15 in the year immediately following the year in which the Annual Bonus, if any, is earned. Employee must be employed by the Bank on December 31 of the bonus year in order to receive the Annual Bonus for that year.

(c)                General Benefits. Subject to the terms and conditions of this Agreement, Employee shall be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by the Bank and available to similarly-situated employees of the Bank, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans and the Bank’s normal practices and established policies regarding such programs and plans. Nothing in this Agreement will be deemed to alter the Bank’s rights to modify or terminate any such plans or programs in its sole discretion.

(d)               Vacation. Employee will be entitled to accrue paid vacation leave in accordance with the Bank’s vacation policy.

(e)                Club Dues. The Bank will pay or cause to be paid Employee’s membership dues for membership in one (1) civic or country club of Employee’s choice, provided that Employee will be responsible for all personal expenses for use of such club.

(f)                Reimbursement of Expenses. The Bank shall reimburse Employee for all reasonable expenses incurred by him in the performance of his duties under this Agreement and documented to the reasonable satisfaction of the Bank pursuant to established policies.

(g)               Withholdings. The Bank will withhold from any amounts payable under this Agreement such federal, state and local taxes as the Bank determines are required to be withheld pursuant to applicable law.

3.                  Term. The initial term of this Agreement and Employee’s employment with the Bank hereunder shall be for a period commencing on the date hereof and continuing for a period of three (3) years. Following the initial three-year period, this Agreement will be renewed for successive one (1) year periods, unless either party provides at least thirty (30) days’ written notice of non-renewal to the other party. Notwithstanding the above, either party may terminate this Agreement and Employee’s employment by the Bank in accordance with Section 4 below.

4.                  Termination. In addition to a non-renewal of the employment term as described in Section 3 above, this Agreement is subject to termination as follows:

(a)               Death. Automatically effective upon the Employee’s death.

(b)               Disability. By the Bank effective upon written notice to the Employee in the event of the Employee’s Disability. As used herein, “Disability” means the inability of Employee, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by the Board in its sole discretion in consultation with a physician retained by the Bank. For purposes of making a determination as to whether a Disability exists, at the Bank’s request Employee agrees to make herself available and to cooperate in a reasonable examination by a reputable independent physician retained by the Bank and to authorize the disclosure and release to the Bank of all medical records related to such examination. In all cases, this provision will be interpreted and applied in an manner consistent with the Americans with Disabilities Act, as amended, and other applicable law.

(c)                By the Bank For Cause. By the Bank effective upon written notice to the Employee for Cause. For purposes of this Agreement, “Cause” means:

(i)                The commission in the course of Employee’s employment with the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

(ii)               Employee’s material breach of fiduciary duties to the Bank;

(iii)              Employee’s willful or grossly negligent misconduct that has or may reasonably be expected to have a material adverse effect on the Bank’s business or reputation;

(iv)               Employee’s material breach of this Agreement;

(v)               Employee’s willful failure or refusal to perform his material duties under this Agreement or failure to follow any specific lawful instructions of the Board or its designee(s);

(vi)             Employee’s violation of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (including without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, the Federal Reserve Board or any other banking regulator having legal jurisdiction over the Bank), which results from Employee’s gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or to the Bank’s reputation;

(vii)            Employee’s alcohol or substance abuse which has a material adverse effect on Employee’s ability to perform his duties under this Agreement or the property, business, or reputation of the Bank;

(viii)          Employee’s engagement in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age or disability);

(ix)             Employee’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; or

(x)              Conduct by the Employee that results in Employee (1) becoming unacceptable to any governmental or regulatory agency having jurisdiction over the Bank (or any affiliate thereof), or (2) being removed, suspended, or prohibited from participating in the conduct of the Bank’s affairs (or if proceedings for that purpose are commenced) by any such governmental or regulatory agency.

In the event that the Bank concludes that Employee has engaged in acts constituting in Cause as defined in clause (iii), (iv), (v), or (vii) above, prior to terminating this Agreement for Cause the Bank will provide Employee with at least fifteen (15) days’ advance written notice of the circumstances constituting such Cause, and an opportunity to correct such circumstances.

(d)               By the Employee for Good Reason. Employee may terminate this Agreement for Good Reason as described herein. In order for Employee to resign for Good Reason, Employee must provide written notice to the Bank of the existence of the Good Reason condition within ninety (90) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Bank will have thirty (30) days during which it may attempt to remedy the Good Reason condition and not be required to provide for the benefits described in Sections 5(b) or 5(d) below as a result of such proposed resignation if successfully remedied. If the Good Reason condition is not remedied within such thirty (30) day period, Employee may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Employee’s consent:

(i)                 a material reduction of Employee’s Base Salary;

(ii)               a material diminution of the Employee’s authority, duties, or responsibilities;

(iii)             a material change in Employee’s primary workplace worksite to a place that is more than twenty-five (25) miles removed from the principal office of the Bank; or

(iv)             the Bank’s material breach of this Agreement.

(e)                Without Cause. Either party may terminate this Agreement upon thirty (30) days’ written notice to the other.

(f)                Notice Periods. During any notice period under Sections4(c), 4(d), or 4(e), the Bank may, in its sole discretion, relieve Employee of some or all of his duties and pay all or part of the notice period rather than allowing Employee to work during the notice period.

5.                  Effect of Termination.

(a)               Generally. When Employee’s employment with the Bank is terminated for any reason, Employee, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any approved business expenses that Employee has timely submitted for reimbursement in accordance with the Bank’s expense reimbursement policy or practice.

(b)               Separation Benefits upon Certain Terminations. If the Bank terminates Employee’s employment without Cause, or if Employee resigns his employment for Good Reason, then conditioned upon Employee executing a Release following such termination as described in Section 5(f) below, (i) Employee will be entitled to receive a lump sum payment equal to two (2) times the Employee’s annual Base Salary, and (ii) the Bank will reimburse to Employee his actual cost to continue the group health and/or dental insurance coverage that Employee and his eligible dependents were receiving immediately prior to Employee’s termination pursuant and subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), until the earlier of (x) twelve (12) months from Employee’s last day of employment, (y) the date on which Employee is eligible for comparable benefits from a subsequent employer, or (z) the date on which Employee no longer is eligible for COBRA benefits. The lump sum amount payable pursuant to this Section 5(b) will be paid to the Employee within sixty (60) days following the date of the Employee’s termination of employment, but in no event later than March 15 of the calendar year following the calendar year in which the Employee terminates employment.

(c)                Separation Benefits Following a Termination as a Result of Disability. If the Bank terminates Employee’s employment as a result of his Disability, then conditioned upon Employee executing a Release following such termination as described in Section 5(f) below, the Bank will reimburse to Employee his actual cost to continue the group health and/or dental insurance coverage that Employee and his eligible dependents were receiving immediately prior to Employee’s termination pursuant and subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), until the earlier of (x) twelve (12) months from Employee’s last day of employment, (y) the date on which Employee is eligible for comparable benefits from a subsequent employer, or (z) the date on which Employee no longer is eligible for COBRA benefits.

(d)               Separation Benefits upon Certain Terminations Following a Change in Control. If, within twenty-four (24) months following a Change in Control as defined below, the Bank terminates Employee’s employment without Cause, or if Employee resigns his employment for Good Reason, then conditioned upon Employee executing a Release following such termination as described in Section 5(f) below, (i) Employee will be entitled to receive (i) a lump sum payment equal to 2.99 times Employee’s “base amount” as defined in Section 280G(b)(3)(A) of the Internal Revenue Code, and (ii) the Bank will reimburse to Employee his actual cost to continue the group health and/or dental insurance coverage that Employee and his eligible dependents were receiving immediately prior to Employee’s termination pursuant and subject to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), until the earlier of (x) twelve (12) months from Employee’s last day of employment, (y) the date on which Employee is eligible for comparable benefits from a subsequent employer, or (z) the date on which Employee no longer is eligible for COBRA benefits. The lump sum amount payable pursuant to this Section 5(d) will be paid to the Employee within sixty (60) days following the date of the Employee’s termination of employment, but in no event later than March 15 of the calendar year following the calendar year in which the Employee terminates employment. In no event will Employee be entitled to receive payment under both Section 5(b) and 5(d) of this Agreement.

(e)                Change in Control. For purposes of this Agreement, a “Change in Control” means: any event occurring after the Effective Date that constitutes a change in control event as defined in Treasury Regulation § 1.409A-3(i)(5) promulgated under Section 409A of the Code, including a change in effective control of the Bank or of Holdings, a change in the ownership of the Bank or of Holdings, or a change in the ownership of a substantial portion of the assets of the Bank or of Holdings, as such terms are defined in Treasury Regulation § 1.409A-3(i)(5). Notwithstanding the forgoing, a transaction or event shall not be considered a Change in Control if prior to the consummation or occurrence of such transaction or event, Employee and the Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

(f)                Release. The Bank’s promise to provide severance payments and COBRA insurance continuation as described in Sections 5(b), 5(c), and 5(d) above is, in each case, conditioned upon Employee executing a release of claims in a form acceptable to the Bank (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law.

(g)               Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 5 that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) will not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (a “Separation From Service”), unless the Bank reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A. The parties intend that each installment of the payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that the benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Bank determines that the separation benefits set forth above constitute “deferred compensation” under Section 409A and Employee is, on the termination of service, a “specified employee” of the Bank or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee’s Separation From Service, or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Bank (or the successor entity thereto, as applicable) will (A) pay to Employee a lump sum amount equal to the sum of the payments that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the separation benefits set forth above had not been so delayed pursuant to this Section and (B) commence paying the balance of the separation benefits set forth above in accordance with the applicable payment schedules set forth in this Agreement.

(h)               Change in Control Taxes. Notwithstanding any other provision of this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and the other payments and benefits which the Employee has the right to receive from the Bank which are contingent upon a change in ownership or effective control of the Bank or in the ownership of a substantial portion of the assets of the Bank (the “Total Payments”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code, the Employee shall receive the Total Payments unless (a) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Section 4999 of the Internal Revenue Code that would be payable by the Employee (the “Excise Taxes”)) if the Employee were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to the Excise Taxes (the “Reduced Payments”), in which case the Employee shall be entitled only to the Reduced Payments. If the Employee is to receive the Reduced Payments, the portions of the payments that would be made latest in time will be reduced first, and if multiple portions of the payments to be reduced are to be paid at the same time, the non-cash payments will be reduced pro rata before any cash payments, and the cash payments will then be reduced pro rata.

(i)                 No Further Obligations. Except as expressly provided above or as otherwise required by law, the Bank will have no obligations to Employee in the event of the termination of this Agreement for any reason.

6.                  Representations of Employee.

(a)               Authority. Employee represents and warrants that he is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Employee’s ability to perform the duties and obligations required of Employee hereunder. Employee further agrees that he will not divulge to the Bank any confidential information and/or trade secrets belonging to others, including Employee’s former employers, nor will the Bank seek to elicit from Employee such information. Consistent with the foregoing, Employee will not provide to the Bank, and the Bank will not request, any documents or copies of documents containing such information.

(b)               Conduct. Employee agrees to abide by the Bank’s generally applicable rules of conduct for its employees.

7.                  Confidential Information.

(a)               Employee hereby acknowledges that in the course of his service as an employee and officer of the Bank, Employee will have access to certain highly-sensitive, confidential, and proprietary information belonging to the Bank or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Bank’s Business (collectively, “Confidential Information”). Employee acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of Bank-related confidential or proprietary information and material: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Bank; information related to the Bank’s inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Bank’s customers, suppliers, distributors, or investors; the specific terms of the Bank’s agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Bank may be associated from time to time; and any and all information relating to the operation of the Bank’s business which the Bank may from time to time designate as confidential or proprietary or that Employee reasonably knows should be, or has been, treated by the Bank as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

(b)               Any trade secrets of the Bank will be entitled to all of the protections and benefits under the North Carolina Trade Secrets Protection Act, N.C. Gen. Stat. § 66-152 et seq., and any other applicable law. If any information that the Bank deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.

(c)                Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Employee or other violation of this Agreement; or (iii) is disclosed to Employee by a third party under no obligation to maintain the confidentiality of the information.

(d)               Employee acknowledges that the Confidential Information is owned or licensed by the Bank; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. Employee hereby relinquishes, and agrees that he will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(e)                During and after his employment with the Bank, Employee will hold in trust and confidence all Confidential Information, and will not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Bank or as authorized in writing by the Bank. Employee further agrees that during and after his employment with the Bank, Employee will not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Bank or as authorized in writing by the Bank.

(f)                The restriction in Section 7(e) above will not apply to any information that Employee is required to disclose by law, provided that the Employee (i) notifies the Bank of the existence and terms of such obligation, (ii) gives the Bank a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(g)               Return of Property. Upon request during employment and immediately at the termination of this Agreement, Employee will return to the Bank all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Bank in his possession or under his control. If requested by the Bank, Employee will certify in writing that all such materials have been returned to the Bank. Employee also expressly agrees that immediately upon the termination of his employment with the Bank for any reason, Employee will cease using any secure website, web portals, e-mail system, or phone system or voicemail service provided by the Bank for the use of its employees.

8.                  Non-Competition and Non-Solicitation.

(a)               Purpose. Employee and the Bank understand and agree that the purpose of this Section 8 is solely to protect the Bank’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and the Bank’s competitive advantage, and is not intended to impair, nor will it impair, Employee’s ability or right to work or earn a living. Therefore, Employee agrees to be subject to restrictive covenants under the following terms.

(b)               Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.

(i)                 “Business” means the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans.

(ii)               “Customer” means any person or entity (A) with whom the Bank has or has had a depository, loan, or other banking relationship at the time of, or during the twelve (12) month period prior to, the termination of Employee’s employment with the Bank for any reason, and (B) with whom Employee had dealings on behalf of the Bank in the course of his employment with the Bank.

(iii)             “Prospective Customer” means any person or entity to whom, within the twelve (12) months prior to the termination of Employee’s employment, the Bank had submitted proposals to for services of which Employee has knowledge, whether or not such proposals have yet to be executed into contracts; provided that the Bank has a legitimate expectation of doing business with such Prospective Client, and provided further that the Employee has had material business contacts with such person or entity on behalf of the Bank, whether such contact was initiated by the person or business or by Employee.

(iv)             “Bank Employee” means any person who is or was an employee of the Bank at the time of, or during the twelve (12) month period prior to, the termination of Employee’s employment with the Bank for any reason.

(v)               “Restricted Period” means the period commencing on the date of termination of Employee’s employment with the Bank for any reason and ending twelve (12) months after such date, provided, however, that this period will be tolled and will not run during any time Employee is in violation of this Section 8, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Employee is in violation of this Section 8.

(vi)             “Restricted Territory” means (A) Alamance County, North Carolina; (B) Forsyth County, North Carolina; (C) Guilford County, North Carolina; (D) Randolph County, North Carolina; and (E) any other county in which the Employee directed or performed employment-related activities on behalf of the Bank at the time of, or during the twelve (12) month period prior to, the termination of Employee’s employment with the Bank for any reason.

(c)                Non-Competition. During his employment with the Bank, Employee will not, on his own behalf or on behalf of any other person, engage in any business competitive with or adverse to that of the Bank. In addition, during his employment with the Bank and during the Restricted Period, Employee will not (i) engage in the Business in the Restricted Territory, or (ii) hold a position based in or with responsibility for all or part of the Restricted Territory, with any person or entity engaging in the Business, whether as employee, consultant, or otherwise, in which Employee will have duties, or will perform or be expected to perform services for such person or entity, that is or are the same as or substantially similar to the position held by Employee or those duties or services actually performed by Employee for the Bank within the twelve (12) month period immediately preceding the termination of Employee’s employment with the Bank, or in which Employee will use or disclose or be reasonably expected to use or disclose any confidential or proprietary information of the Bank for the purpose of providing, or attempting to provide, such person or entity with a competitive advantage with respect to the Business.

(d)               Non-Solicitation. During his employment with the Bank and during the Restricted Period, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other party:

(i)	Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer or Prospective Customer for purposes of marketing, selling, or providing products or services to such Customer or Prospective Customer that are similar to or competitive with those offered by the Bank;

(ii)	Accept as a customer any Customer or Prospective Customer for purposes of marketing, selling, or providing products or services to such Customer or Prospective Customer that are similar to or competitive with those offered by the Bank;

(iii)	Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Bank; or

(iv)	Solicit, induce, or attempt to solicit or induce any Bank Employee to terminate his or her employment with the Bank.

(e)                Reasonableness of Restrictions. Employee acknowledges and agrees that (i) the restrictive covenants in this Agreement are essential elements of Employee’s employment by the Bank and are reasonable given Employee’s access to the Bank’s Confidential Information and the substantial knowledge and goodwill Employee will acquire with respect to the business of the Bank as a result of his employment with the Bank, and the unique and extraordinary services to be provided by Employee to the Bank; (ii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iii) enforcement of the restrictions contained herein will not deprive the Employee of the ability to earn a reasonable living. Should any part or provision of this Section 8 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 8 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms will be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.

9.                  Enforcement. Employee acknowledges and agrees that the Bank will suffer irreparable harm in the event that Employee breaches any of Employee’s obligations under Sections 7 or 8 of this Agreement and that monetary damages would be inadequate to compensate the Bank for such breach. Accordingly, Employee agrees that, in the event of a breach by Employee of any of Employee’s obligations under Sections 7 or 8 of this Agreement, the Bank will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach. The Bank will be entitled to recover its costs incurred in connection with any action to enforce Sections 7 or 8 of this Agreement, including reasonable attorneys’ fees and expenses.

10.              Miscellaneous.

(a)               Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank shall not be required to make any payment or take any action under this Agreement if (i) the Bank is declared by any governmental or regulatory agency having jurisdiction over the Bank (each a “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner, or (ii) in the opinion of counsel to the Bank such payment or action (A) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including without limitation the Federal Deposit Insurance Act, the Federal Reserve Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (B) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (C) otherwise would be prohibited by any Regulatory Authority.

(b)               Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter.

(c)                Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Employee, heirs, executors, and/or personal representatives. The Bank may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets, or other business transaction. Employee may not assign, delegate or otherwise transfer any of Employee’s rights, interests or obligations in this Agreement without the prior written approval of the Bank.

(d)               Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on the date it is actually delivered by (i) certified or registered U.S. mail, return receipt requested; (ii) overnight courier service (such as FedEx); or (iii) personal delivery of such notice in person; in each case to the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Employee:	John Richard Spiker II
8800 E. Pepper Ct.
Oak Ridge, NC 27310

If to Bank:	Carolina Bank
101 North Spring Street
Greensboro, NC 27401
Attention: Chief Executive Officer

(e)                Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Bank and Employee. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

(f)                Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g)               Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any “Section” refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Bank and Employee and no presumption or burden of proof will arise favoring or disfavoring the Bank or Employee by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.

(h)               Survival. The terms of Sections 5, 7, 8, 9, and 10 will survive the termination of this Agreement for any reason.

(i)                 Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

(j)                 Governing Law. This Agreement will be governed by the laws of the State of North Carolina without giving effect to any choice or conflict of law principles of any jurisdiction.

(k)               Venue. The parties agree that any litigation arising out of or related to this Agreement or Employee’s employment by Bank will be brought exclusively in any state or federal court in Guilford County, North Carolina. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement or Employee’s employment by Bank in any other court.

(l)                 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

EMPLOYEE:	BANK:

CAROLINA BANK

/s/ John Richard Spiker II	By:	/s/ Robert T. Braswell
John Richard Spiker II		Robert T. Braswell
President and Chief Executive Officer